Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HC Government Realty Trust, Inc.

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement of HG Holdings, Inc. and to the inclusion of our report dated April 30, 2019, with respect to the consolidated balance sheets of HC Government Realty Trust, Inc. (the “Company”) as of December 31, 2018 and 2017, and of the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2018 and 2017, which report appears in the Company’s annual report on Form 1-K.

/s/ CHERRY BEKAERT LLP

Richmond, Virginia

December 16, 2019